Exhibit 4.44

Current Control Documents Termination Agreement

By and among

Beijing Bitauto Internet Information Co., Ltd.

Beijing C&I Advertising Co., Ltd.

Beijing Bitauto Information Technology Co., Ltd.

Bin LI

and

Weihai QU

June 26, 2017

Beijing, China

This Current Control Documents Termination Agreement (this “Agreement”) is executed by and among the following parties as of June 26, 2017 in Beijing:

Party A: Beijing Bitauto Internet Information Co., Ltd. (hereafter referred to as “BBII”), a wholly foreign owned enterprise, organized and existing under the laws of the People’s Republic of China (“PRC”), whose registered office is at 10th Floor, No. 3 Office Building, Beijing New Century Hotel, No.6 Beijing Capital Stadium South Road, Haidian District, Beijing.

Party B: Beijing C&I Advertising Co., Ltd. (hereafter referred to as “CIG”), a limited liability company organized and existing under the laws of the PRC, whose registered office is at Room 01-11, 27th Floor, Tengda Building, No. 168 Xizhimen Street, Haidian District, Beijing.

Party C:

Party C1: Beijing Bitauto Information Technology Co., Ltd. (hereafter referred to as “BBIT”), a limited liability company duly organized and existing under the laws of PRC, whose registered office is at Room 657, 6th Floor, Beijing New Century Hotel Office Building, No. 6 Beijing Capital Stadium South Road, Haidian District, Beijing.

Party C2: Bin LI, a national of the PRC, whose Identification No. is: ; and

Party C3: Weihai QU, a national of the PRC, whose Identification No. is:

In this Agreement, each of Party A, Party B and Party C is separately referred to as a “Party”, and collectively as the “Parties”.

WHEREAS:

1.	Bitauto Holding Limited (hereinafter referred to as “Bitauto Holding”) indirectly holds 100% equity interests in Party A. Certain companies, including Party B and Party C1 are under the control of Party A by and through a series of control documents, which constitutes variable interest entity structure (hereafter referred to as “VIE Structure”) for the offshore listing of Bitauto Holding. Under the VIE Structure, the Parties have entered into transaction documents as set forth in Schedule A (hereinafter collectively referred to as the “Current Control Documents”).

2.	The Parties agree to terminate all of the Current Control Documents in accordance with the terms and conditions of this Agreement, dismantling the VIE Structure between Party A and Party B. Along with the dismantlement, Party C enters into an equity interest transfer agreement with Party A to transfer all the equity interests it holds in Party B to Party A (hereinafter referred to as the “Equity Interest Transfer”).

Now therefore, on the principle of equality and mutual benefit and through amiable negotiation, the Parties hereto agree as follows:

1.	Termination of Current Control Documents

1.1	Party A, Party B and Party C hereby irrevocably agree and confirm that all and/or any of the Current Control Documents shall be terminated and cease to have any effect as of the date of this Agreement. In terms of the Equity Interest Pledge Agreement set out in Schedule A, the Parties shall, in accordance with the equity interest transfer agreement made by and between Party A and Party C, immediately initiate the cancellation registration of the pledge registered in the register of members of Party B, and the procedures of extinguishing the pledge in relevant administrative department of industry and commerce.

1.2	As of the date of this Agreement, the Parties hereby surrender any right granted by all and/or any of the Current Control Documents and shall be discharged of any obligation under all and/or any of the Current VIE Contracts.

1.3	The Parties of this Agreement hereby irrevocably and unconditionally release other Parties against any action, dispute, claim, requirement, right, obligation, responsibility, act, contract or cause of action of any kind or character related to, directly or indirectly, or caused by all and/or any of the Current Control Documents, which the Parties are or may be entitled to in the past, the present or in the future.

1.4	Without prejudice to the general provisions of Section 1.3 as above, from the effective date of this Agreement, the Parties hereby release other parties of this Agreement, the directors, executives, employees, legal counsel and agents in the past and the present, the affiliates, successors and assigns of such person respectively against any commitment, liability, action, claim, obligation and responsibility of any kind or character related to or caused by all and/or any of the Current Control Documents, including claims and cause of action pursuant to applicable laws and based upon the principle of equality, which such party, its heirs, successors, assigns or executors of estate are or may be entitled to in the past, currently or in the future, no matter such claims or demands has been raised or not, absolute or contingent, known or unknown.

2.	Representations and Warranties

Each party hereby jointly and severally represents and warrants to other parties as of the date of this Agreement that:

2.1	As for legal person, each Party is a company duly organized, validly existing and in good standing under, or by virtue of the laws of the PRC; as for natural person, each Party is a natural person with full capacity for civil conduct.

2.2	Each Party is entitled to or has requisite power or authority to execute this Agreement.

2.3	No approval, consent, order, license, authorization or act of any governmental institution, or registration, qualification, appointment, announcement of any governmental institution or declaration or notice procedure of such governmental institution with respect to any Party is required in connection with its valid execution and performance of this Agreement.

2.4	The execution and performance of this Agreement will not result in any conflict, restriction, violation or default of any regulation, agreement or any judgment, decision, order, writ, injunction or decree issued by any court, governmental institution, administrative institution or arbitrator which is binding upon or has any effect on such Party.

2.5	This Agreement when executed by any Party shall be valid and legal binding obligations of such Party, enforceable against such Party in accordance with its terms.

2.6	There is no litigations, arbitrations, legal proceedings, administrative proceedings or other proceedings or investigations relating to the subject matter of this Agreement pending or currently threatened against any Party.

2.7	There is no fact or condition related to the subject matter of this Agreement that any Party have not disclosed to other Parties and that has had or would reasonably be expected to affect other Parties’ decision on entering into this Agreement once such facts or conditions are disclosed.

3.	Covenants

3.1	To complete the termination of rights and obligations under the Current Control Documents, the Parties shall execute any and all necessary or appropriate documents for the performance of this Agreement, and take any and all necessary or appropriate actions to make best efforts to cooperate with other parties in acquiring relevant government approval or/and registration documents with administration of industry and commerce and department of taxation and handling relevant procedures of cancellation, termination and/or changes.

3.2	Unless otherwise provided herein, Party C undertakes to strictly comply with the provisions of the Current Control Documents during the period from the date of the execution of this Agreement to the closing date of Equity Interest Transfer under the equity interest transfer agreement. Furthermore, except for the transfer of equity interests in Party C in accordance with this Agreement and equity interest transfer agreement, Party C shall not dispose of equity interests it holds in Party B or create any encumbrance or any other third party rights interest on such equity interests without prior written consent of Party A.

3.3	Party C hereby undertakes to pay relevant taxes.

4.	Liability for Default

4.1	After this Agreement becomes effective, each party shall, comprehensively, appropriately and timely, fulfill its obligations and perform this Agreement in accordance with provisions of this Agreement. In the event that any party breaches this Agreement or otherwise causes the non-performance of this Agreement in part or in whole, the Party shall be liable for such breach and shall compensate all damages resulting from such breach.

4.2	No party’s liability for breach of this Agreement shall be exempted as a result of the termination of this Agreement.

5.	Confidentiality

The Parties acknowledge and confirm that the existence and the terms of this Agreement, and any oral or written information exchanged between the Parties in connection with the preparation and performance this Agreement shall be deemed as confidential information. Each Party shall keep such confidential information strictly confidential, and shall not disclose any confidential information to any third party without the written consent of other Parties, except for the information that: (a) is or will be in the public domain (other than through the receiving Party’s unauthorized disclosure); (b) is under the obligation to be disclosed pursuant to the applicable laws or regulations, rules of any stock exchange, or orders of the court or other government authorities; or (c) is required to be disclosed by any Party to its shareholders, directors, employees, legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, directors, employees, legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Section. Disclosure of any confidential information by the shareholders, director, employees of or agents engaged by any Party shall be deemed disclosure of such confidential information by such Party and such Party shall be held liable for breach of this Agreement.

6.	Governing Law and Resolution of Disputes

6.1	The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the laws of PRC.

6.2	If there is any dispute, claim, termination or void (hereafter referred to as “Dispute”) with respect to the construction and performance of this Agreement, the Parties shall first resolve the Dispute through friendly negotiations. In the event the Parties fail to reach an agreement on the Dispute within 30 days after any Party's request to other Parties for resolution of the dispute through negotiations, any Party may submit the relevant Dispute to the China International Economic and Trade Arbitration Commission for arbitration, in accordance with its arbitration rules in force at the time of the commencement of the arbitration. The language of the arbitration shall be Chinese. The arbitration shall be conducted in Beijing. The arbitration award shall be final and binding on all Parties. The arbitration fees shall be determined by arbitration award.

6.3	Upon the occurrence of any Dispute arising out of the construction and performance of this Agreement or during the pending arbitration of any Dispute, except for the matters under Dispute, the Parties to this Agreement shall continue to exercise their respective rights hereunder and perform their respective obligations hereunder.

6.4	In any arbitral procedure, legal procedure of enforcing any arbitration award and any lawsuits caused by or related to this Agreement among the Parties, each Party hereby waive the pleading of sovereign immunity and any other pleading claimed based on the fact of being agents or institutions of a sovereign country.

7.	Expenses

Unless otherwise provided therein, each Party shall bear any and all of their own legal, accounting and other fees and expenses incurred or levied in connection with the preparation, execution and performance of this Agreement according to PRC laws.

8.	Notices and Delivery

All notices and other official communications required to be given pursuant to this Agreement shall be in writing and delivered in person or sent by registered mail, fax or email to the address of each Party set forth below.

8.1	To CIG and Weihai QU

Address: Room 01-11, 27th Floor, Tengda Building, No. 168 Xizhimen Street, Haidian District, Beijing

Fax: (86)010-68393666

Email:

Attn: Min WANG

8.2	To BBIT and Bin LI

Address: Room 657, 6th Floor, Beijing New Century Hotel Office Building, No. 6 Beijing Capital Stadium South Road, Haidian District, Beijing

Fax: (86)010-68492200

Email:

Attn: Xiangzhi KONG

8.3	To BBII

Address: 10th Floor, No.3 Office Building, Beijing New Century Hotel, No.6 Beijing Capital Stadium South Road, Haidian District, Beijing

Fax: (86)010-68492200

Email:

Attn: Xiangzhi KONG

In the event that any party changes its address or number aforementioned above (“Changing Party”), such party shall inform other parties of such change within two (2) days after the change. In the event that Changing Party fails to deliver a notice in due course, such party shall be liable for any loss caused by such failure.

9.	Miscellaneous

9.1	This Agreement shall immediately become effective on the date of satisfaction of all conditions set forth below:

9.1.1	This Agreement has been duly executed by the Parties;

9.1.2	Party C has executed the equity interest transfer agreement and other documents related to Equity Interest Transfer at the request of Party A;

9.1.3	The board of directors of Party A has passed the resolution on the termination of the Current Control Documents and the Equity Interest Transfer;

9.1.4	The board of directors of Party B has passed the resolution on the termination of the Current Control Documents and the Equity Interest Transfer;

9.1.5	The board of directors of Bitauto Holding has approved to terminate the Current Control Documents;

9.1.6	The amendment registration for the Equity Interest Transfer with administration of industry and commerce has been accomplished and Party B has acquired new business license reflecting such transfer.

9.2	This Agreement may be amended or supplemented through written agreement by the Parties. Such written amendment agreement and/or supplementary agreement executed by the Parties are an integral part of this Agreement, and shall have the same legal effect as this Agreement.

9.3	In the event that any provision of this Agreement is found to be invalid, illegal or unenforceable in any aspect in accordance with any law or regulation, the validity, legality or enforceability of the remainder of this Agreement shall not be affected or compromised in any aspect. The Parties shall use best efforts to negotiate, in good faith, to replace such invalid, illegal or unenforceable provisions with effective provisions which are to the greatest extent permitted by law and most closely effectuate the Parties’ intent in entering into this Agreement, and the economic effect of such effective provisions shall be, to the extent feasible, similar to the economic effect of those invalid, illegal or unenforceable provisions.

9.4	Any party may waive any term and condition of this Agreement, provided that such waiver must be provided in writing and shall be agreed by all Parties. No waiver by any Party in certain circumstances with respect to any breach by other Parties shall be deemed as a waiver by such a Party with respect to any similar breach in other circumstances.

9.5	This Agreement has five (5) copies. Each party holds one (1) copy with equal legal effect.

(The remainder of this page is intentionally left blank.)

(Signature Page to the Current Control Documents Termination Agreement)

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Agreement as of the date first above written.

Party A: /s/ Beijing Bitauto Internet Information Co., Ltd. (seal)

Legal Representative or Authorized Representative:

Date: June 26, 2017

(Signature Page to the Current Control Documents Termination Agreement)

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Agreement as of the date first above written.

Party B (Stamp): /s/ Beijing C&I Advertising Co., Ltd. (seal)

Legal Representative or Authorized Representative:

Date: June 26, 2017

(Signature Page to the Current Control Documents Termination Agreement)

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Agreement as of the date first above written.

Party C 1 (Stamp): /s/ Beijing Bitauto Information Technology (seal)

Legal Representative or Authorized Representative:

Date: June 26, 2017

(Signature Page to the Current Control Documents Termination Agreement)

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Agreement as of the date first above written.

Party C 2 (signature): Bin LI

By: /s/ Bin Li

Date: June 26, 2017

(Signature Page to the Current Control Documents Termination Agreement)

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Agreement as of the date first above written.

Party C 3 (signature): Weihai QU

By: /s/ Weihai Qu

Date: June 26, 2017

Schedule A

The Current Control Documents

Index:

No.	Document	Parties	Date
1	Loan Agreement	BBII, Bin LI	2006
2	Loan Agreement	BBII, Weihai QU	2006
3	Loan Agreement	BBII, Bin LI	2009.03.31
4	Loan Agreement	BBII, Weihai QU	2009.03.31
5	Power of Attorney	BBII, BBIT, CIG	2016
6	Power of Attorney	BBII, Bin Li, CIG	2016
7	Power of Attorney	BBII, Weihai QU, CIG	2016
8	Exclusive Option Agreement	BBII, BBIT, CIG	2016
9	Amended and Restated Exclusive Option Agreement	BBII, Bin Li, CIG	2016
10	Amended and Restated Exclusive Option Agreement	BBII, Weihai QU, CIG	2016
11	Equity Interest Pledge Agreement	BBII, BBIT, CIG	2016
12	Amended and Restated Equity Interest Pledge Agreement	BBII, Bin Li, CIG	2016
13	Amended and Restated Equity Interest Pledge Agreement	BBII, Weihai QU, CIG	2016
14	Exclusive Business Cooperation Agreement, Renewed Agreement and other affiliated Agreements	BBII, CIG	【2006.03.09】